EXHIBIT 97.1

Executive Compensation Clawback Policy

Coastal Community Bank

Adopted: 7/22/2019
Board Approved: 12/04/2023
Version: #3.0

Executive Compensation Clawback Policy

1.    Purpose
The Board of Directors (the “Board”) of Coastal Financial Corporation (the “Company”) has adopted this Executive Compensation Clawback Policy (the “Policy”) which provides for the recoupment of incentive-based compensation in the event of an accounting restatement or misconduct by certain recipients of incentive-based compensation. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Act”), and the rules promulgated thereunder by the Securities and Exchange Commission (“SEC”), and The Nasdaq Stock Market LLC (“Nasdaq”) (collectively, the “Applicable Rules”), and will be interpreted consistent therewith.
2.    Applicability and Effective Date
This Policy will be deemed to be effective as of October 2, 2023 (the “Effective Date”) and is applicable to all Incentive-Based Compensation (as defined below) received by Executive Officers (as defined below) after the Effective Date. The Policy will be administered by the Board or, if so designated by the Board, the Compensation Committee of the Board (the “Committee”), in which case references to the Board will be deemed to be references to the Committee. Any determination made by the Board under this Policy will be final and binding on all affected individuals. Each Executive Officers shall be required to execute the acknowledgement in Appendix A of this Policy as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the employee is designated as an Executive Officers; provided, that failure to execute such acknowledgement shall have no impact on the enforceability of this Policy.
3.    Compensation Recovery in the Event of an Accounting Restatement
In the event the Company is required to prepare an Accounting Restatement (as defined below), any Executive Officer who received Excess Compensation (as defined below) during the three (3) completed fiscal years preceding the date the Company is required to prepare an Accounting Restatement (the “Look-Back Period”) shall be required to repay or forfeit such Excess Compensation reasonably promptly. For purposes of this Policy, the date the Company is required to prepare an Accounting Restatement is deemed to be the earlier of the date (i) the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
4.    Compensation Recovery in the Event of Misconduct
In the event the Board determines that an Executive Officers engaged in Misconduct (as defined below), the Board, to the extent permitted by applicable law and in its full discretion, may deem it appropriate under the circumstances to require any such Executive Officers to forfeit or reimburse the Company for some or all of the Covered Compensation (as defined below) awarded to or received by such officer reasonably promptly.
5.    Policy Procedures
Due Process Rights
Before the Board determines whether any Executive Officers engaged in Misconduct, it shall provide to the applicable Executive Officers written notice and the opportunity to be heard at a meeting of the Board (which may be in-person or telephonic, as determined by the Board).
Method of Repayment; Conditions for Non-Recovery
The Board shall have discretion to determine the appropriate means of recovery of Excess Compensation and Covered Compensation, which may include, without limitation, direct payment in a lump sum from the Executive Officers, recovery over time, cancellation of outstanding awards, the reduction of future pay and/or awards, and/or any other method which the Board determines is advisable to achieve reasonably prompt recovery of Excess Compensation and Covered Compensation. At the direction of the Board, the Company shall take all actions reasonable and appropriate to recover Excess Compensation and Covered Compensation from any applicable Executive Officers, and such Executive Officers shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Excess Compensation and Covered Compensation in accordance with this Policy. Any recoupment or forfeiture of such compensation will be in addition to any other remedies that may be available under

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applicable law, including termination of employment, and application of this Policy shall not affect the Company’s ability to pursue any and all available rights and remedies under applicable law.
The Committee may determine that repayment of Excess Compensation (or a portion thereof) is not required only where it determines that recovery would be impracticable and one of the following circumstances exists: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided the Company has (A) made a reasonable attempt to recover such Excess Compensation, (B) documented such reasonable attempt, and (C) provided such documentation to Nasdaq; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
No Fault Application; No Indemnification
Recovery of Excess Compensation under this Policy in the event of an Accounting Restatement is on a “no fault” basis, meaning that it will occur regardless of whether the Executive Officers engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Accounting Restatement. No Executive Officers may be indemnified by the Company, or any of its affiliates, from losses arising from the application of this Policy.
6.    Administration, Amendment and Termination
This Policy will be enforced and, if applicable, appropriate proxy disclosures and exhibit filings will be made in accordance with the Applicable Rules and any other applicable law.
The Board shall have authority to (i) exercise all of the powers granted to it under the Policy, (ii) construe, interpret, and implement this Policy, and (iii) make all determinations necessary or advisable in administering this Policy.
In addition, the Board may amend this Policy, from time to time in its discretion, and shall amend this Policy, as it deems necessary, including to reflect changes the Applicable Rules avisualnd any other applicable law. The Board may terminate this Policy at any time. Any such amendment (or provision thereof) or termination shall not be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate the Applicable Rules.
In the event of any conflict or inconsistency between this Policy and any other policies, plans, or other materials of the Company (including any agreement between the Company and any Executive Officers subject to this Policy), this Policy will govern.
This Policy will be deemed to be automatically updated to incorporate any requirement of the Applicable Rules and any other applicable law.
7.    Definitions
For the purposes of this Policy, the following definitions will apply:

“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that corrects an error that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Changes to financial statements that do not constitute an Accounting Restatement include retroactive: (i) application of a change from one generally accepted accounting principle to another generally accepted accounting principle; (ii) revisions to reportable segment information due to a change in internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustments to provisional amounts in connection with a prior business combination; and (vi) revisions for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

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“Covered Compensation” means all bonuses and other incentive and equity compensation awarded to each of the Company’s Executive Officers, the amount, payment and/or vesting of which was calculated based wholly or in part on the application of objective performance criteria.

“Excess Compensation” means any amount of Incentive-Based Compensation received by an Executive Officer after commencement of service as an Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the Accounting Restatement, computed without regard to any taxes paid. For Incentive Compensation based on stock price or total shareholder return, where the amount to be recovered is not subject to mathematical recalculation directly from information in the Accounting Restatement, the amount to be recovered shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as applicable, and the Company shall retain documentation of the determination of such estimate and provide such documentation to Nasdaq if so required by the Applicable Rules. Incentive-Based Compensation is deemed received during the fiscal year during which the applicable financial reporting measure, stock price and/or total shareholder return measure, upon which the payment is based, is achieved, even if the grant or payment occurs after the end of such period.

“Executive Officer” means an individual who is, or was during the Look-Back Period, an executive officer of the Company within the meaning of Rule 10D-1(d) under the Act.

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on stock price, total shareholder return, and/or the attainment of (i) any financial reporting measure(s) that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and/or (ii) any other measures that are derived in whole or in part from such measures.

Compensation that does not constitute “Incentive-Based Compensation” includes equity incentive awards for which the grant is not contingent upon achieving any financial reporting measure performance goal for an individual to receive such award and that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to financial reporting measures.

“Misconduct” means any fraudulent behavior or intentional illegal conduct. Determinations of Misconduct will be made by the Board in its sole and absolute discretion.
8.    Change Management

Version	Description of Changes	Approval Date
1.0	Original Creation of Document	07/22/2019
2.0	Convert to new policy template	07/11/2023
3.0	Update to reflect Nasdaq Rule 5608, Recovery of Erroneously Awarded Compensation	12/04/2023

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Appendix A:

Coastal Financial Corporation
Executive Compensation Clawback Policy

ACKNOWLEDGMENT

The undersigned acknowledges and agrees that the undersigned (i) is, and will be, subject to the Executive Compensation Clawback Policy to which this acknowledgement is appended, as may be amended from time to time (the “Policy”) and (ii) will abide by the terms of the Policy, including by returning Excess Compensation pursuant to whatever method the Board of Directors determines is advisable to achieve reasonably prompt recovery of such Excess Compensation, as prescribed under the Policy.

Capitalized terms used but not defined have the meanings set forth in the Policy.

Print Name

Signature

Dated:

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